Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 our report dated March 4, 2011, with respect to the statements of operations, stockholders’ equity, and cash flows of Northern Oil and Gas, Inc. for the year ended December 31, 2010, which report appears in the Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2012, and to the use of our report dated March 4, 2011, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Mantyla McReynolds LLC

Mantyla McReynolds

Salt Lake City, Utah

May 8, 2013